Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Hyperscale Data, Inc. (formally known as Ault Alliance, Inc.) on Amendment No.1 to Form S-1 (File No. 333-281109) of our report dated April 16, 2024, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Hyperscale Data, Inc. (formally known as Ault Alliance, Inc,) as of December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of Hyperscale Data, Inc. (formally known as Ault Alliance, Inc,) for the year ended of December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, New York

September 26, 2024